Exhibit 99.1

Wellesley Bancorp, Inc. Completes Mutual to Stock Conversion and Public Stock Offering

WELLESLEY, Mass.--(BUSINESS WIRE)--January 25, 2012--Wellesley Bancorp, Inc. (the “Company”), the stock holding company for Wellesley Bank (the “Bank”), announced today that it has completed the mutual-to-stock conversion of the Bank and the Company’s public stock offering.

The Company anticipates that its common stock will begin trading on the Nasdaq Capital Market under the symbol “WEBK” on January 26, 2012. A total of 2,249,674 shares of common stock were sold in the subscription and community offering at $10.00 per share. Additionally, the Company contributed $224,967 in cash and 157,477 shares of common stock to the Wellesley Bank Charitable Foundation. The total number of shares of common stock outstanding upon completion of the offering is 2,407,151 shares. All eligible subscribers and community members who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form. Stock certificates for shares purchased in the subscription and community offering are expected to be mailed to subscribers on or about January 25, 2012.

Thomas J. Fontaine, Chairman, President and Chief Executive Officer of the Company and the Bank, said, “We are proud to be able to offer ownership of our Company to many of our long-time depositors and employees who have made Wellesley Bank a success. We appreciate their support and commitment.”

Sandler O’Neill + Partners, L.P. acted as marketing agent to the Company and Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company.

The Bank is a Massachusetts chartered stock cooperative bank, with total assets of $274.4 million, total deposits of $234.1 million and total equity of $22.1 million at September 30, 2011. The Bank is a community-oriented financial institution offering traditional financial services within its local communities through its executive office and two full service offices located in Wellesley, Massachusetts.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer